                                                                  EXHIBIT (a)(7)

                       NEW YORK LIFE MFA SERIES FUND, INC.

                             ARTICLES SUPPLEMENTARY

      New York Life MFA Series Fund, Inc., a Maryland Corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its principal place of business in Baltimore, Maryland (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The total number of shares of capital stock which the Corporation shall have the authority to issue is increased to two billion (2,000,000,000) shares of par value of one cent ($0.01) per share and of the aggregate par value of twenty million dollars ($20,000,000).

      SECOND: Pursuant to the authority granted to the Board of Directors in Sections (1) and (2) of Article Fifth of the Corporation's Articles of Incorporation, as amended, there are hereby established and designated three additional classes (or "series") of common stock, as follows: one hundred million (100,000,000) shares of the Corporation are hereby classified as High Yield Corporate Bond Portfolio shares; one hundred million (100,000,0,00) shares are hereby classified as Value Portfolio shares; and one hundred million (100,000,000) shares are hereby classified as International Equity Portfolio shares.

      THIRD: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemptions of the shares of common stock of High Yield Corporate Bond Portfolio, Value Portfolio and International Equity Portfolio are as set forth in Articles Fifth and Sixth of the Corporation's Articles of Incorporation, as amended, and shall be subject to all provisions of the Articles. of Incorporation, as amended, relating to shares of the Corporation generally.

      FOURTH: Immediately prior to the effectiveness .of these Articles Supplementary, the number of authorized shares indicated in Article Fifth of the Corporation's Articles of Incorporation, as amended, was one billion (1,000,000,000) shares of par value of one cent ($0.01) per share and of the aggregate par value of ten million dollars ($10,000,000). Immediately prior to the effectiveness of these Articles Supplementary, the Cash Management Portfolio was allocated 200,000,000 shares of common stock; the Common Stock Portfolio, the Bond Portfolio and the Money market Portfolio were each allocated 100,000,000 shares of common stock; and the Capital Appreciation Portfolio, the Indexed Equity Portfolio, the Total Return Portfolio and the Government Portfolio were each allocated 50,000,000 shares of common stock. The Board of Directors1 power to classify and reclassify any unissued shares is not changed by these Articles Supplementary.

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      FIFTH: The total number of shares of capital stock which the Corporation has the authority to issue has been increased by the Corporation's Board of Directors in accordance with Section 2-105(c) of the General corporation Law of Maryland.

      IN WITNESS WHEREOF, NEW YORK LIFE MFA SERIES FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on this 24th day of February, 1995.

      ATTEST                                NEW YORK LIFE MFA SERIES FUND, INC.

      BY: _____________________             BY: ___________________
              Secretary                              President

      THE UNDERSIGNED, President of New York Life MFA Series Fund, Inc., who executed on behalf of the corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges that these Articles Supplementary are the act of the corporation, that to the best of her knowledge, information and belief the matters and facts set forth herein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

                                            BY: ________________

                                                     President
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                          MAINSTAY VP SERIES FUND, INC.

                             ARTICLES SUPPLEMENTARY

      MainStay VP Series Fund, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to the authority granted to the Board of Directors of the Corporation (the "Board of Directors") in Sections (1) and (2) of Article Fifth of the Corporation's Charter (the "Charter"), the Board of Directors, by resolutions adopted at a meeting duly convened and held on December 2, 2004, has reclassified, established and designated 200,000,000 shares of the Corporation's authorized and unissued common stock, par value $0.01 per share ("Common Stock"), into the classes (or "series") of Common Stock listed below, in the amounts indicated:

Name of Class                                               Number of Shares
-------------                                               ----------------
MainStay VP Balanced Portfolio - Service Class                100,000,000
MainStay VP Floating Rate Portfolio - Service Class           100,000,000

      SECOND: Pursuant to the authority granted to the Board of Directors in Sections (1) and (2) of Article Fifth of the Charter, the Board of Directors, by resolutions adopted at a meeting duly convened and held on February 22, 2005, has reclassified, established and designated 200,000,000 shares of the Corporation's authorized and unissued Common Stock, into the classes (or "series") of Common Stock listed below, in the amounts indicated:

Name of Class                                               Number of Shares
-------------                                               ----------------
MainStay VP Balanced Portfolio - Initial Class                 100,000,000
MainStay VP Floating Rate Portfolio - Initial Class            100,000,000

      THIRD: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of each of said classes are as set forth in Articles Fifth and Sixth of the Corporation's Charter with respect to the Common Stock and shall be subject to all provisions of the Corporation's Charter relating to shares of the Corporation generally.

      FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

      FIFTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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      IN WITNESS WHEREOF, the Corporation has caused these Articles
Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Assistant Secretary on this ___ of April, 2005.

ATTEST:                                     Mainstay VP Series Fund, Inc.

_____________________________               By: _______________________
Marguerite E.H. Morrison                            Ann F. Pollack
Secretary                                           President